EXHIBIT 99.1

September 30, 2005

AMERIPATH, INC. ANNOUNCES MERGER WITH SPECIALTY LABORATORIES, INC.

FOR IMMEDIATE RELEASE:

Contact: David L. Redmond, Executive Vice President and Chief Financial Officer

Phone Number: (561) 712-6226

E-mail address: dredmond@ameripath.com

PALM BEACH GARDENS, FLORIDA – September 30, 2005 – AmeriPath, Inc., (“AmeriPath”) a leading provider of cancer diagnostics, genomics and related services, today announced it has signed a merger agreement with Specialty Laboratories, Inc. NYSE:SP (“Specialty”), a leading hospital-focused clinical reference laboratory.

Under the terms of the merger agreement, AmeriPath will acquire all common shares of Specialty that are outstanding at closing for $13.25 per share. Immediately prior to the merger, Specialty Family Limited Partnership, Specialty’s majority shareholder, and related parties, will contribute shares of Specialty for shares representing approximately 20% of the fully-diluted share capital of the resulting company, which will be privately held. The merger agreement was unanimously approved by AmeriPath’s Board of Directors.

“We are very excited to have the opportunity to combine forces with Specialty,” said Donald E. Steen, Chairman and Chief Executive Officer of AmeriPath. “We believe the two companies have complementary skill sets and service offerings. The merger will offer the opportunity to build on both companies’ leadership positions, provide access to each other’s medical and scientific expertise, expand our geographic presence and allow our companies to better support community-based medicine for enhanced patient care.”

Mr. Steen continued, “The bi-coastal lab locations that exist in the combined companies will be maintained to enhance client service levels rather than integrated, which often occurs at the clients’ expense. We believe this transaction represents a rare opportunity to strengthen both companies by leveraging and protecting their individual strengths and identities.”

Jeffrey A. Mossler, M.D., Vice Chairman of AmeriPath added, “Significant scientific discoveries in areas such as genomics and molecular diagnostics are providing pathways to personalized patient care. This is an exciting time in medicine, particularly laboratory medicine and pathology, and we believe this merger has the ability to position the new organization to offer a greater breadth of services.”

“We are pleased to announce this combination with AmeriPath, one of the leading anatomic pathology practices in the country,” said Richard K. Whitney, Chairman of the Board of Directors of Specialty. Mr. Whitney continued “We believe that customers will benefit from an expanded breadth of services and the service enhancements that will come from bi-coastal testing facilities.”

AmeriPath expects to complete the transaction by the first quarter of 2006, with the exact timing being dependent on the completion and review of necessary SEC and other filings. The transaction is subject to the satisfaction of customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and approval by Specialty’s shareholders. AmeriPath will finance the transaction through a combination of cash on hand and committed private financing arrangements. Ropes & Gray LLP served as outside legal counsel to AmeriPath.

AmeriPath will conduct a conference call to discuss the transaction today, September 30, 2005, at 11:00 a.m. Eastern Time. The dial-in number is (888) 810-4930; participant passcode 4995712. All bondholders are encouraged to participate. There is no charge to access the event. A replay of the call will also be available by telephone beginning at 1:00 p.m. Eastern, September 30th until midnight, October 4th. The dial-in number for the telephone replay is (866) 415-2342, passcode #2137.

Additional information regarding the transaction will be provided by AmeriPath on a Form 8-K in accordance with SEC requirements and will be available for review on the SEC’s website at www.sec.gov.

About AmeriPath, Inc.

AmeriPath is a leading national provider of physician-based anatomic pathology, dermatopathology and molecular diagnostic services to physicians, hospitals, national clinical laboratories and surgery centers. A team of subspecialized pathologists and Ph.D. scientists provide medical expertise, diagnostic quality, and personal consultation services. AmeriPath’s elite team of more than 400 highly trained, board-certified pathologists provide medical diagnostics services in outpatient laboratories owned, operated and managed by AmeriPath, as well as in hospitals and ambulatory surgical centers. AmeriPath’s Web address is www.ameripath.com.

About Specialty Laboratories, Inc.

Specialty Laboratories performs highly advanced clinical tests used by physicians to diagnose, monitor and treat disease. Offering an extensive menu of specialized testing options, Specialty provides hospitals, laboratories and specialist physicians a single-source solution to their non-routine testing needs. By focusing on complex and technologically advanced testing, Specialty does not generally directly compete with clients for routine testing work and offers clinical testing services that generally complement the laboratory capabilities of its clients. Specialty’s web address is www.specialtylabs.com.

The statements contained in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements—which are sometimes identified by words such as “may,” “should,” “believe,” “expect,” “anticipate,” “estimate” and similar expressions and which include any financial or operating estimates, forecasts or projections—are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include: the successful completion and integration of the merger (and achievement of planned or expected synergies); ability to manage growth, access to capital on satisfactory terms, general economic conditions; federal and state healthcare regulation (and compliance); reimbursement rates under government and third party healthcare programs and the payments received under such programs; changes in coding: changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate and retain pathologists; labor, technology and insurance costs; and marketing and promotional efforts. The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect the Company’s financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated, are included in the Company’s annual, quarterly, and other reports and filings with the SEC.